Exhibit 10.14

Avricore Health Inc. (TSX.V: AVCR) (OTCQB: AVCRF) on Mission to Make Health Info Accessible to All

October 14, 2021 08:30 ET | Source: Avricore Health Inc.

NEW YORK, Oct. 14, 2021 (GLOBE NEWSWIRE) -- NetworkNewsAudio – Avricore Health Inc. (TSX.V: AVCR) (OTCQB: AVCRF) announces the availability of a broadcast titled, “Real-World Data, Point-of-Care Testing Reshaping Healthcare, Detecting Diseases Sooner.”

To hear the AudioPressRelease, please visit: The NetworkNewsAudio News Podcast

To view the full editorial, please visit: https:/nnw.fm/MLmSr

Insurers, healthcare providers, life sciences companies and governments are challenged with rising costs and inconsistent outcomes. This wends way to demand for real-world evidence to play a bigger role in study and monitoring because it is more accurate and is more cost efficient. Furthermore, there is a paradigm shift ongoing in healthcare related to the patient mentality: younger generations are no longer passive about their health journey, becoming increasingly proactive and expecting data-driven care.

And then there are pharmacies, which are under pressure from all angles — regulators, competition and industry — and need to generate additional revenue, which points squarely at adding services catering to the above market drivers. That’s where Avricore Health Inc. (TSX.V: AVCR) (OTCQB: AVCRF) specializes, as a pharmacy service innovator focused on acquiring and developing early-stage technologies aimed at moving pharmacy forward. The Vancouver-based company’s wholly owned HealthTab(TM) subsidiary is commercializing an eponymous product that is unlike anything in pharmacies today. The solution is part of AVCR’s mission to make actionable health information more accessible to all by creating the world’s largest network of rapid-testing devices in community pharmacies.

About Avricore Health Inc.

Avricore Health is a pharmacy service innovator focused on acquiring and developing early-stage technologies aimed at moving pharmacy forward. Through its flagship offering HealthTab(TM), a wholly owned subsidiary, the company’s mission is to make actionable health information more accessible to everyone by creating the world’s largest network of rapid-testing devices in community pharmacies.

For more information about the company, visit www.AvricoreHealth.com.

NOTE TO INVESTORS: The latest news and updates relating to AVCRF are available in the company’s newsroom at http://nnw.fm/AVCRF

About NetworkNewsWire

NetworkNewsWire (NNW) is an information service that provides (1) access to our news aggregation and syndication servers, (2) NetworkNewsBreaks that summarize corporate news and information, (3) enhanced press release services, (4) social media distribution and optimization services, and (5) a full array of corporate communication solutions. As a multifaceted financial news and content distribution company with an extensive team of contributing journalists and writers, NNW is uniquely positioned to best serve private and public companies that desire to reach a wide audience of investors, consumers, journalists and the general public. NNW has an ever-growing distribution network of more than 5,000 key syndication outlets across the country. By cutting through the overload of information in today’s market, NNW brings its clients unparalleled visibility, recognition and brand awareness.

NNW is where news, content and information converge.

To receive SMS text alerts from NetworkNewsWire, text “STOCKS” to 77948 (U.S. Mobile Phones Only)

For more information please visit https://www.NetworkNewsWire.com

Please see full terms of use and disclaimers on the NetworkNewsWire website applicable to all content provided by NNW, wherever published or re-published: http://NNW.fm/Disclaimer

NetworkNewsWire (NNW)

New York, New York
www.NetworkNewsWire.com
212.418.1217 Office
Editor@NetworkNewsWire.com

NetworkNewsWire is part of the InvestorBrandNetwork